Exhibit 99.2

An Ongoing Clinical Phase 2 Study (LiFT trial) of Oral Testosterone Undecanoate (LPCN 1144) in Subjects with Nonalcoholic Steatohepatitis (NASH)

Michael R Charlton1, Arun J. Sanyal2, Benjamin J Bruno3, Anthony Delconte3, Jonathan Baker3, Kilyoung Kim3, Nachiappan Chidambaram3, Kongnara Papangkorn3, and Mahesh Patel3

1.	University of Chicago Medicine, Chicago, IL, USA.
2.	Div. of Gastroenterology, Hepatology and Nutrition, Dept. of Internal Medicine, VCU, Richmond, VA, USA
3.	Lipocine Inc., Salt Lake City, UT, USA.

Background: Nonalcoholic steatohepatitis (NASH) is a frequently progressive subset of nonalcoholic fatty liver disease (NAFLD) that can be complicated by metabolic syndrome, cardiovascular disease, cirrhosis and hepatocellular carcinoma. Currently, there are no FDA approved drugs for NASH. Testosterone deficiency is present in more than half of men with NASH, with a growing body of evidence suggesting a role of testosterone (T) therapy in the treatment of NASH and liver cirrhosis. A recent four-month study with daily oral testosterone undecanoate (LPCN 1144, a non-methylated, non-hepatotoxic testosterone formulation) in NAFLD subjects reported a 40% mean relative decrease in liver fat content compared to baseline liver fat % in subjects with liver fat % ≥ 10% at baseline.

Aim: To evaluate efficacy and tolerability of two oral testosterone undecanoate (LPCN 1144) formulations in adult men with NASH

Methods: This is an ongoing phase 2, randomized, double-blind, placebo controlled, three arm study in adult men with biopsy confirmed NASH. The study is conducted across multiple centers in the United States. Approximately 75 subjects will be randomized in 1:1:1 ratio to receive one of the following treatments: LPCN 1144 Formulation A, LPCN 1144 Formulation B, and Placebo. Subjects undergo a screening period to determine study eligibility. Fat fraction is measured by Magnetic Resonance Imaging-Proton Density Fat Fraction (MRI-PDFF) in all subjects. Adult male subjects with histologic evidence of NASH by NASH CRN criteria are enrolled into the study. The treatment phase is for a duration of 36-weeks with assessments of liver biopsies, hepatic fat fraction, liver enzymes, lipid levels and other safety parameters. Safety and tolerability are assessed throughout the study.

Results: In this presentation, the following points will be discussed:

1)	Potential mechanisms of action of LPCN 1144 that could be beneficial to patients with NASH and NASH cirrhosis.

2)	The unique benefits of oral testosterone undecanoate (LPCN 1144) compared to topical testosterone in liver health including the reduction of triglyceride (TG), alkaline phosphatase (ALP), and sex hormone binding globulin (SHBG).

3)	The intended study populations including key inclusion and exclusion criteria.

4)	Marker and comorbidity analysis for LiFT study biopsy candidates.

Conclusions: This presentation demonstrates how oral testosterone undecanoate (LPCN 1144) could potentially be a treatment for NASH and the NASH population that could benefit from this oral testosterone clinical study. The preliminary data of clinical biomarkers and commodities could be relevant to the diagnosis and progression of NASH.